Exhibit 99.1

WestRock to Close Paper Mill in North Charleston, South Carolina

ATLANTA--(BUSINESS WIRE)--May 2, 2023--WestRock Company (NYSE: WRK) today announced it will permanently cease operating its paper mill in North Charleston, South Carolina, on August 31, 2023.

“WestRock and its predecessor companies have had a long history in the region operating the North Charleston mill, and the contributions of the team members over the years have been greatly appreciated,” said David B. Sewell, chief executive officer at WestRock. “The decision to close a facility and impact the lives of our team members is never easy, and we are committed to assisting our North Charleston team with exploring roles at other WestRock locations and outplacement assistance.”

The North Charleston mill produces containerboard, uncoated kraft paper (KraftPak®), and unbleached saturating kraft paper (DuraSorb®), with a combined annual capacity of 550,000 tons. Containerboard and uncoated kraft currently produced at the mill will be manufactured at other WestRock facilities. The Company intends to exit the unbleached saturating kraft paper business when the mill shutdown is completed.

WestRock is committed to improving its return on invested capital as well as maximizing the performance of its assets. The combination of high operating costs and the need for significant capital investment were the determining factors in the decision to cease operations at the mill.

The North Charleston mill employs approximately 500 people. Employees will receive severance and outplacement assistance in accordance with WestRock policy and labor union agreements.

About WestRock

WestRock (NYSE: WRK) is a global leader in sustainable paper and packaging solutions, with more than 58,000 teammates in the Americas, Europe and Asia-Pacific. Our integrated packaging capabilities offer end-to-end solutions to help customers address their greatest challenges.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that forward-looking statements are not a guarantee of future performance and that actual results could differ materially from those contained in forward-looking statements. Our businesses are subject to a number of general risks that could affect any such forward-looking statements. These risks are described in our filings with the Securities and Exchange Commission, including in Item 1A under the caption “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2022.

Contacts

Media:
Robby Johnson, 470-328-6397
Senior Manager, Corporate Communications
robby.b.johnson@westrock.com

Investors:
Rob Quartaro, 470-328-6979
Senior Vice President, Investor Relations
robert.quartaro@westrock.com